Exhibit 99.1

Investor Contact:         Marsha Morgan                 FOR IMMEDIATE RELEASE
                                                        (817) 352-6452

Media Contact:                            Mary Jo Keating
                                                       (817) 867-6407

Burlington Northern Santa Fe Reports
Record First-Quarter 2008 EPS

•
Quarterly earnings were $1.30 per diluted share.  This compares to first-quarter 2007 earnings of $0.96 per diluted share, which included a $0.14 charge for additional environmental expenses and a technology system write-off.

•	Freight revenues increased $599 million, or 17 percent, with an increase in fuel surcharges of approximately $280 million compared with the same 2007 period.

•	Operating income was $875 million, compared to first-quarter 2007 operating income of $694 million.

         FORT WORTH, Texas, April 29, 2008 - Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported record first-quarter earnings of $1.30 per diluted share, compared with first-quarter 2007 earnings of $0.96 per diluted share, which included a $0.14 charge for additional environmental expenses and a technology system write-off.

         “BNSF achieved record first-quarter results, while demonstrating continued improvement in our velocity and service metrics,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer.  “Although we continue to see economic softness within the Consumer Products business group and commodities related to housing, we are benefiting from our diverse franchise.  Looking forward, we continue to be optimistic about the long-term prospects for BNSF and are poised to meet increased demand as the economy strengthens,” Rose added.

  -more-

         First-quarter 2008 freight revenues increased $599 million, or 17 percent, to $4.14 billion compared with $3.54 billion in the prior year. The 17-percent increase in revenue is primarily attributable to volume growth in the Agricultural Products business group, improved yields and increased fuel surcharges of approximately $280 million driven by higher fuel prices.

         Agricultural Products revenues were up $240 million, or 38 percent, to $866 million, predominately due to strong unit volumes provided by growth in wheat, soybeans, corn and ethanol, coupled with improved yields.  Coal revenues rose by $194 million, or 26 percent, to $954 million, as a result of strong unit volumes, and improved yields.  Industrial Products revenues increased $93 million, or 11 percent, to $939 million due to strong demand for construction products and petroleum products, partially offset by weakness in the housing market.  Consumer Products revenues reached $1.38 billion, an increase of $72 million, or 5 percent, compared with first quarter 2007.  This increase was primarily related to improved yields.  Each of the business units also benefited from increased fuel surcharges driven by higher fuel prices.

         Operating expenses for the first quarter of 2008 were $3.39 billion compared with first-quarter 2007 operating expenses of $2.95 billion, which included an $81 million charge.  The increase in operating expenses was primarily due to an increase in fuel expense of $357 million as a result of higher fuel prices on relatively flat fuel consumption.

         Burlington Northern Santa Fe Corporation’s subsidiary BNSF Railway Company operates one of the largest North American rail networks, with about 32,000 route miles in 28 states and two Canadian provinces. BNSF Railway Company is among the world's top transporters of intermodal traffic, moves more grain than any other American railroad, carries the components of many of the products we depend on daily, and hauls enough low-sulfur coal to generate about ten percent of the electricity produced in the United States. BNSF Railway Company is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

    Financial information follows:

Burlington Northern Santa Fe Corporation
Consolidated Income Information
(Dollars in millions, except per share data)

	Three Months
	Ended March 31,
	2008	2007

Operating revenues
Freight revenues	$4,143	$3,544
Other revenues	118	101
Total operating revenues	4,261	3,645

Operating expenses
Fuel	1,009	652
Compensation and benefits	983	932
Purchased services	525	502
Depreciation and amortization	341	307
Equipment rents	230	232
Materials and other (a)	298	326
Total operating expenses	3,386	2,951

Operating income	875	694
Interest expense	134	121
Other expense, net	-	5

Income before income taxes	741	568
Income tax expense	286	219

Net income	$455	$349

Diluted earnings per share	$1.30	$0.96

Diluted average shares outstanding (in millions)	351.3	363.7

Operating ratio (b)	78.9%	80.4%

(a) 2007 includes an $81 million charge for additional environmental expenses and a technology system write-off.

(b) Calculated as total operating expenses less other revenues divided by freight revenues.

Burlington Northern Santa Fe Corporation
Consolidated Balance Sheet Information
(Dollars in millions, except per share amounts)

	March 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$525	$330
Accounts receivable, net	861	790
Materials and supplies	639	579
Current portion of deferred income taxes	336	290
Other current assets	311	192
Total current assets	2,672	2,181

Property and equipment, net	29,783	29,567

Other assets	2,097	1,835

Total assets	$34,552	$33,583

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$3,108	$2,824
Long-term debt due within one year	619	411
Total current liabilities	3,727	3,235

Long-term debt and commercial paper	8,025	7,735
Deferred income taxes	8,618	8,484
Casualty and environmental liabilities	850	843
Pension and retiree health and welfare liability	452	444
Employee separation costs	75	77
Other liabilities	1,605	1,621
Total liabilities	23,352	22,439

Stockholders' equity:
Common stock and additional paid-in capital	7,446	7,353
Retained earnings	11,489	11,152
Treasury stock and other	(7,735)	(7,361)
Total stockholders' equity	11,200	11,144

Total liabilities and stockholders' equity	$34,552	$33,583

Book value per share	$32.49	$32.05
Common shares outstanding (in millions)	344.7	347.7
Net debt to total capitalization (a)	42.0%	41.2%

(a) Net debt is calculated as total debt less cash and cash equivalents, and capitalization is calculated as the sum of net debt and total stockholders' equity.

Burlington Northern Santa Fe Corporation
Consolidated Cash Flow Information *
( (Dollars in millions)

	Three Months
	Ended March 31,
	2008	2007

Operating activities

Net income	$455	$349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	341	307
Deferred income taxes	83	52
Long-term casualty and environmental liabilities, net	7	42
Other, net	1	41
Change in accounts receivable sales program	-	300
Other changes in working capital	44	57

Net cash provided by operating activities	931	1,148

Investing activities

Capital expenditures	(468)	(537)
Construction costs for facility financing obligation	(4)	(1)
Other, net	(287)	(293)

Net cash used for investing activities	(759)	(831)

Financing activities

Net borrowings	430	47
Dividends paid	(112)	(90)
Purchase of BNSF common stock	(373)	(349)
Proceeds from stock options exercised	35	55
Proceeds from facility financing obligation	18	-
Other, net	25	37

Net cash provided by (used for) financing activities	23	(300)
Increase in cash and cash equivalents	195	17

Cash and cash equivalents:
Beginning of period	330	375
End of period	$525	$392

* Certain comparative prior period amounts have been adjusted to conform to the current period presentation.

Burlington Northern Santa Fe Corporation
Operating Statistics

	Three Months
	Ended March 31,
	2008	2007

Cars / units (in thousands)	2,486	2,507

Average revenues per car / unit	$1,667	$1,414

Revenue ton miles (in millions)	167,936	157,263

Gross ton miles (in millions)	282,818	270,083

RTM / GTM	0.59	0.58

Freight revenue / thousand RTM	$24.67	$22.54

Operating expense / thousand RTM (a)	$20.16	$18.76

Freight revenue / thousand GTM	$14.65	$13.12

Operating expense / thousand GTM (a)	$11.97	$10.93

Compensation and benefits / thousand GTM	$3.48	$3.45

Average employees	40,178	40,984

Period end employees	40,552	41,541

Thousand RTM / average employee	4,180	3,837

Thousand GTM / average employee	7,039	6,590

Gallons of fuel used (in millions)	364	360

Average price per gallon of fuel (b)	$2.77	$1.81

GTM / gallon of fuel	777	750

Freight train miles (in millions)	42	41

GTM / freight train hours (in thousands)	138	125

Route miles operated	32,168	32,023

(a) 2007 includes an $81 million charge for additional environmental expenses and a technology system write-off.
(b) Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation
Revenue Statistics by Commodity

	Three Months
	Ended March 31,		Percent
Revenues (in millions)	2008	2007	Change
Domestic Intermodal	$636	$586	8.5%
International Intermodal	619	610	1.5
Automotive	129	116	11.2
Total Consumer Products	1,384	1,312	5.5

Coal	954	760	25.5
Industrial Products	939	846	11.0
Agricultural Products	866	626	38.3
Total freight revenue	4,143	3,544	16.9
Other revenue	118	101	16.8
Total revenues	$4,261	$3,645	16.9%

Cars / units (in thousands)
Domestic Intermodal	504	508	(0.8)%
International Intermodal	622	727	(14.4)
Automotive	39	41	(4.9)
Total Consumer Products	1,165	1,276	(8.7)

Coal	634	594	6.7
Industrial Products	403	390	3.3
Agricultural Products	284	247	15.0
Total cars / units	2,486	2,507	(0.8)%

Average revenue per car / unit
Domestic Intermodal	$1,262	$1,154	9.4%
International Intermodal	995	839	18.6
Automotive	3,308	2,829	16.9
Total Consumer Products	1,188	1,028	15.6

Coal	1,505	1,279	17.7
Industrial Products	2,330	2,169	7.4
Agricultural Products	3,049	2,534	20.3
Average revenue per car / unit	$1,667	$1,414	17.9%

Revenue ton miles (in millions)
Domestic Intermodal	12,795	12,588	1.6%
International Intermodal	18,996	20,321	(6.5)
Automotive	1,457	1,464	(0.5)
Total Consumer Products	33,248	34,373	(3.3)

Coal	72,310	66,434	8.8
Industrial Products	28,355	27,735	2.2
Agricultural Products	34,023	28,721	18.5
Total revenue ton miles	167,936	157,263	6.8%

Freight revenue per thousand ton miles
Domestic Intermodal	$49.71	$46.55	6.8%
International Intermodal	32.59	30.02	8.6
Automotive	88.54	79.23	11.8
Total Consumer Products	41.63	38.17	9.1

Coal	13.19	11.44	15.3
Industrial Products	33.12	30.50	8.6
Agricultural Products	25.45	21.80	16.7
Freight revenue per thousand ton miles	$24.67	$22.54	9.4%

Burlington Northern Santa Fe Corporation
Capital Expenditures and Track Maintenance

	Three Months
	Ended March 31,
	2008	2007

Capital expenditures (in millions)
Maintenance of way
Rail	$87	$82
Ties	71	78
Surfacing	40	48
Other	100	103
Total maintenance of way	298	311
Mechanical	36	26
Information services	23	16
Other	29	27
Total maintenance of business	386	380

Terminal and line expansion	82	157
Total capital expenditures	$468	$537

Track maintenance
Track miles of rail laid
Maintenance of business	153	125
Expansion projects	13	21
Total	166	146

Cross ties inserted (thousands)
Maintenance of business	540	664
Expansion projects	33	54
Total	573	718

Track resurfaced (miles)	2,015	2,136